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                                                                     Exhibit 4.6

                         TRUE VISION INTERNATIONAL, INC.
                               13% PROMISSORY NOTE


$150,000                                                 Albuquerque, New Mexico
                                                               November 30, 1999



         FOR VALUE RECEIVED, the undersigned, True Vision International, Inc., a Delaware corporation (the "Maker"), hereby promises to pay to the order of TVLC FINANCE, (the "Payee"), at Payee's address at 1701 Louisiana Boulevard, Suite 100, Albuquerque, New Mexico 87110, or such other address which Payee may specify by written notice to Maker, in federal or other funds immediately available at the Payee's address, the principal sum of ONE-HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000), together with interest, as described below.

         The interest on this Note, which shall accrue at the rate of 13% per annum, shall accrue on the principal balance hereof, and the entire principal balance of this Note and all accrued but unpaid interest on this Note SHALL BE DUE AND PAYABLE ON DECEMBER 1, 2000.

           Interest shall be computed based on the number of actual days elapsed, but assuming a calendar year of 360 days. Maker shall be entitled to prepay the principal and any accrued interest of this Note from time to time and at any time, in whole or in part, without penalty.

         Upon the occurrence and during the continuance of an Event of Default, the holder of this Note (the "Holder") may, at its option, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable (provided that, upon the occurrence of certain Events of Default, such acceleration shall be automatic), without notice, demand, or presentment, all of which are hereby waived, and the Holder shall have the right to offset against this Note any sum or sums owed by the Holder to Maker. Interest shall accrue on any amounts that are past due on this Note from the date due until paid at the Default Rate of eighteen (18%) per annum; provided that in no event shall the rate charged under this Note exceed the maximum lawful rate under the laws of the state of Delaware.

         If at any time the rate of interest calculated under this Note (the "Note Rate") exceeds the maximum lawful rate, the rate of interest under this Note shall be limited to the maximum lawful rate, but any subsequent reductions in the Note rate shall not reduce the rate of interest on this Note below the maximum lawful rate until the total amount of interest accrued equals the amount of interest which would have accrued if the Note rate had at all times been in effect. If at the maturity (stated or by acceleration) or at the final payment of this Note the total amount of interest paid or accrued on this Note is less than the amount of interest which would have


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accrued if the Note rate had at all times been in effect with respect thereto, then at such time the Maker shall pay to the Holder an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if the Note rate had at all times been in effect and the amount of interest which would have accrued if the maximum lawful rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on this Note.

         Maker, and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money evidenced by this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest and nonpayment, and notice of acceleration and the intention to accelerate, and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

         THIS NOTE AND THE OTHER TRANSACTION DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES


                                True Vision International, Inc.


                                By:
                                   -----------------------------------
                                         Name:  John C. Homan
                                         Title: Chief Executive Officer







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